Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$8,426,140	$848.51

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

June 2016 Pricing Supplement Registration Statement No. 333-202524 Dated June 30, 2016 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in US Equities

$8,426,140 Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting leveraged upside performance of the underlying index. However, at maturity, if the underlying index does not change or has depreciated, and (i) if the level of the underlying index is greater than or equal to the specified trigger level, investors will receive the stated principal amount of their investment, or (ii) if the level of the underlying index is less than the specified trigger level, the investor will lose 1% for every 1% decline in the underlying index from the pricing date to the valuation date. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies to the positive performance of the underlying index, and the limited protection against loss but only if the final index level is not less than the trigger level. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	July 6, 2022, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	S&P 500® Index (Bloomberg symbol: SPX)
Aggregate principal amount:	$8,426,140
Payment at maturity:

•   If the final index level is greater than the initial index level:

$10 + the leveraged upside payment

•   If the final index level is less than or equal to the initial index level but greater than or equal to the trigger level:

$10

•   If the final index level is less than the trigger level:

$10 x the index performance factor

This amount will be less than the stated principal amount of $10 and will result in a loss of at least 35%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	157.15%
Index percent increase:	(final index level – initial index level) / initial index level
Initial index level:	2,098.86, which was the official closing level of the underlying index on the pricing date
Final index level:	The official closing level of the underlying index on the valuation date
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Trigger level:	1,364.26, which is 65% of the initial index level (rounded to two decimal places)
Valuation date:	June 30, 2022, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final index level / initial index level
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	June 30, 2016
Original issue date:	July 6, 2016 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Trigger PLUS is less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:	40434V723
ISIN:	US40434V7230
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.30(1) $0.05(2)	$9.65
Total	$8,426,140.00	$252,784.20	$8,131,225.10
		$42,130.70

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

The estimated initial value of the Trigger PLUS on the pricing date is $9.35 per Trigger PLUS, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for the positive performance of the underlying index.
▪	To enhance positive returns and potentially outperform the underlying index in a bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Maturity:	Approximately 6 years
Leverage factor:	157.15%
Trigger level:	1,364.26, which is 65% of the initial index level (rounded to two decimal places)
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Coupon:	None

Key Investment Rationale

The Trigger PLUS offer leveraged upside on the positive performance of the underlying index. However, if the level of the underlying index has decreased below the trigger level as of the valuation date, investors will lose 1% for every 1% that the level has decreased. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

Investors can use the Trigger PLUS to enhance returns and obtain limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for the positive performance of the underlying index relative to a direct investment in the securities included in the underlying index.
Trigger Feature	At maturity, even if the level of the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final index level is greater than or equal to the trigger level.
Upside Scenario	The level of the underlying index increases and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10 plus 157.15% of the index percent increase.
Par Scenario	The level of the underlying index does not change or declines but the final index level is greater than or equal to the trigger level and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The level of the underlying index declines and the final index level is less than the trigger level and, at maturity for each Trigger PLUS, we will pay less than the stated principal amount by an amount that is proportionate to the decline in the final index level from the initial index level.

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Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	157.15%

Trigger level:	65% of the initial index level

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final index level is greater than the initial index level, investors would receive the $10 stated principal amount plus 157.15% of the appreciation of the underlying index over the term of the Trigger PLUS.

▪	For example, if the level of the underlying index appreciates 3.00%, investors would receive a 4.7145% return, or $10.47145 per Trigger PLUS.
▪	For example, if the level of the underlying index appreciates 20.00%, investors would receive a 31.43% return, or $13.143 per Trigger PLUS.

▪	Par Scenario: If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level, investors would receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the level of the underlying index depreciates 10%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the final index level is less than the trigger level, investors would receive an amount that is less than the stated principal amount based on a 1% loss of principal for each 1% decline in the level of the underlying index.

▪	For example, if the level of the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $6 per Trigger PLUS at maturity, or 60% of the stated principal amount.

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Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪     You seek an investment with an enhanced return linked to the potential positive performance of the underlying index and you believe the level of the underlying index will increase over the term of the securities.

▪     You are willing to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final index level is less than the trigger level.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forego dividends or other distributions paid to holders of the stocks included in the underlying index.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪     You believe the final index level will be less than the trigger level or that the index percent increase will not be sufficiently positive to provide you with your desired return.

▪     You are unwilling to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final index level is less than the trigger level.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the stocks included in the underlying index. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final index level is less than the trigger level (which is 65% of the initial index level), you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by at least 35% and by an amount proportionate to the decline in the level of the underlying index, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Trigger PLUS.

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the S&P 500® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	Investing in the Trigger PLUS is not equivalent to investing in the securities comprising the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the component securities of the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities comprising the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. S&P Dow Jones Indices LLC, the reference sponsor of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the reference sponsor of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the reference sponsor of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

▪	The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We

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determined the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 14 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final index level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates determined the initial index level and will determine the final index level, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or the calculation of the final index level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of

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your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial index level, that might affect the value of your Trigger PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers have carried out and will continue to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial index level and, therefore, could have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the S&P 500® Index

The SPX is a capitalization-weighted index of stocks of 500 component companies. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of stocks of 500 component companies representing all major industries. The top 5 industry groups by market capitalization as of May 31, 2016 were: Information Technology, Financials, Health Care, Consumer Discretionary, and Consumer Staples.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from January 2, 2008 through June 30, 2016. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels January 2, 2008 to June 30, 2016

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Trigger PLUS Based on the Level of the S&P 500® Index due July 6, 2022 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40434V723
ISIN:	US40434V7230
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder (both as defined in the accompanying prospectus supplement), as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a Trigger PLUS issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Trigger PLUS will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc. or one of its affiliates.
Supplemental plan of distribution (conflicts of	Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC

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interest):

Securities (USA) Inc. will act as agent for the Trigger PLUS, will receive a fee of $0.35 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each Trigger PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Trigger PLUS linked to the underlying index.

The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc.

Although the offering of Trigger PLUS relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the Trigger PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Trigger PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Trigger PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s

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registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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